Rothstein Kass









            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the incorporation by reference in the initial Registration Statement of Old Mutual Absolute Return Institutional Fund, L.L.C. and Old Mutual Absolute Return Fund, L.L.C. on Form N-14 of our reports for Old Mutual Absolute Return Institutional Fund, L.L.C., Old Mutual Absolute Return Fund, L.L.C. and Old Mutual Absolute Return Master Fund, L.L.C. all dated May 27, 2010, appearing in their respective Prospectus, which are part of the Registration Statement. We also consent to the reference to our firm under the captions "Financial Highlights" and "Independent Registered Public Accounting Firm" in each Prospectus.



/s/ Rothstein, Kass & Company, P.C.

Roseland, New Jersey
January 10, 2011